Exhibit 5.1

Gary S. Joiner

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

4750 Table Mesa Drive

Boulder, Colorado 80305

Ph: 303 494 3000

Fx: 303 494 6309

March 3, 2006

MEXORO MINERALS LTD.

609 Granville Street, Suite 880

Vancouver, B.C. Canada V7Y 1G5

Re:

Registration Statement on Form S-8

To the Company:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale or resale of up to 3,000,000 shares of Common Stock, no par value per share (the “Common Stock”), of Mexoro Minerals Ltd., a Colorado corporation (the “Company”), upon the exercise of options previously granted or to be granted for the purchase of Common Stock and for the resale of Common Stock previously granted or to be granted, all pursuant to the Company’s Stock Compensation Plan.  We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Common Stock.

Subject to compliance with applicable state securities and “Blue Sky” laws, we are of the opinion that the Common Stock, upon issuance and sale (or resale, if applicable), in the manner described in the Registration Statement, will be (or has been and is, if applicable), legally issued and fully paid, and will (or does, if applicable) constitute nonassessable securities of the Company.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

/s/ Gary S. Joiner